SEL Group Ltd
Boundary Rd
Gt Yarmouth, Norfolk
England

May 1 1995

Dear Sirs,

CONTRACT OF EMPLOYMENT

We are pleased to confirm our agreement to the terms of Mr John T. Lawrence's employment as Chief Executive Officer of Seahawk Deep Ocean Technology Inc as follows :-

1 BASE SALARY

His basic salary will be $100,800 per annum. This will be paid in cash transfer at the minimum rate of 35,000 pounds sterling per annum monthly in arrears on the last day of each calendar month. Any shortfall between the US dollar amount so transferred and the $8,400 due each month will be paid in shares of the common stock of the Company. The number of shares will be calculated by dividing the dollar amount of the shortfall by the average closing bid price of the shares during the month. The shares so accrued will be issued fully paid at the end of each year or in the case of termination of the employment, for whatever reason, within 30 days of that termination.

2 BENEFITS

The Company will provide appropriate medical insurance for Mr Lawrence, his wife and children.

3 EXPENSES

Mr Lawrence will be paid subsistence expenses of $250.00 per week and will be provided with suitable accommodation and a motor car. He will also be reimbursed for all other company related out of pocket expenses.

4 INCENTIVE

He will receive stock options to purchase shares in the company's common stock as follows:-

		OPTIONS		       EXERCISE PRICE
		200,000			         $0.30

The options will remain valid as long as Mr Lawrence is employed by the Company and for 180 days after his employment is terminated.

5 TERM

The contract will run from May 1st 1995 for one year. It is anticipated that the contract will be renewed on or before April 30th 1996.

6 EXPATRIOT EXPENSES

The Company will provide Mr Lawrence with one return airfare to the UK for every three months of this contract completed. The Company will also pay any reasonable attorney's fees connected with applying for any form of work visa required to enable performance under this and previous employment agreements with Mr Lawrence.

7 SEPARATION

If the employment is terminated by either party for whatever reason the amounts due in terms of cash and stock as defined under 1, 3 and 4 above will be paid or transferred without delay or deduction. If the employment is terminated by the Corporation for any reason other than a criminal act by the employee, then all amounts that would be due to the end of the Agreement if the Agreement had not terminated shall be paid or transferred without delay or deduction.

                                     Yours sincerely

                                     /S/ Daniel J. Derfus
                                     Daniel J. Derfus
                                     Secretary

                                     Agreed and accepted

                                     /S/ John T. Lawrence
                                     John T. Lawrence

                                     Date 5/12/95